                                                                    EXHIBIT 99.1
                                                                    ------------

                         SUBSCRIPTION AGENT AGREEMENT
                         ----------------------------


     This Subscription Agent Agreement (the "Agreement") is made as of the __ day of ______, 1998, by and between College Television Network, Inc. (the "Company") and American Stock Transfer & Trust Company, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-3, File No. 333-____________ filed by the Company with the Securities and Exchange Commission (the "Commission") on July ___, 1998, as amended by any amendment filed with respect thereto (collectively the "Registration Statement").


                                    RECITALS
                                    --------

     WHEREAS, the Company has caused the Registration Statement to be filed with the Commission relating to a proposed distribution by the Company of nontransferable subscription rights (the "Rights") to purchase shares of the Company's common stock, par value $.005 per share (the "Common Stock"), upon the exercise of such Rights (the distribution of the Rights and the sale of shares of Common Stock upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the "Rights Offering");

     WHEREAS, the Rights will be distributed to holders of record of shares of Common Stock (the "Holders") as of the close of business on July 17, 1998 (the "Record Date") at a rate of one Right for each 1.2825 shares of Common Stock held on the Record Date;

     WHEREAS, the Company has authorized the issuance of an aggregate number of authorized and unissued shares of Common Stock (the "Underlying Shares") equal to the aggregate number of rights to be distributed pursuant to the Rights Offering;

     WHEREAS, Holders will be entitled to subscribe to purchase at a per share price of $1.60 (the "Subscription Price") one Underlying Share for each Right held (the "Basic Subscription Privilege");

     WHEREAS, Holders will also be entitled to subscribe to purchase any Underlying Shares that are not subscribed for through the Basic Subscription Privilege, subject to proration by the Company, if necessary (the "Oversubscription Privilege"), which right to subscribe for such Underlying Shares pursuant to the Oversubscription Privilege is not transferable;

     WHEREAS, U-C Holdings, L.L.C., the Company's principal stockholder ("U-C Holdings") will be entitled to subscribe to purchase any Underlying Shares that are not subscribed for through the Basic Subscription Privilege or the Oversubscription Privilege (the "Standby Purchase Commitment");

     WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the Rights Offering as set forth herein, and the issuance and exercise of the Rights to subscribe therein set forth, and the issuance of the Underlying Shares all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

                                   AGREEMENT
                                   ---------


                        ARTICLE 1:  APPOINTMENT OF AGENT

     1.1 The Company hereby appoints the Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Agent hereby accepts such appointment.


                       ARTICLE 2: ISSUANCE OF SECURITIES

     2.1 The Company has authorized the issuance of the Rights and, following Record Date and the effectiveness of the Registration Statement, will issue such Rights to the Holders as contemplated by the Registration Statement. The Company will promptly notify the Agent upon the effectiveness of the Registration Statement. As transfer agent and registrar for the shares of Common Stock, the Agent shall provide such assistance as the Company may require in order to effect the distribution of the Rights to Holders, including assistance in determining the number of Rights to be distributed to each such Holder and assistance in distributing the Subscription Documents (as defined in Section 5.2 hereof) evidencing the Rights and all other ancillary documents and issuance of the Underlying Shares.


     2.2 The Company has authorized the issuance of and will hold in reserve the Underlying Shares, and upon the valid exercise of Rights, the Company will issue Underlying Shares to validly exercising Holders as set forth in the Registration Statement.


           ARTICLE 3:  RIGHTS AND ISSUANCE OF SUBSCRIPTION DOCUMENTS

     3.1 Each set of Subscription Documents shall contain a Subscription Certificate which shall be irrevocable and non-transferable. The Agent shall, in its capacity as transfer agent and registrar of the Company, maintain a register of Subscription Certificates and the holders of record thereof. Each Subscription Certificate shall, subject to the provisions thereof, entitle the Holder in whose name it is recorded to the following:

     (a) With respect to Holders only, the right to acquire prior to the Expiration Date (as defined in the Prospectus) the Underlying Shares at the Subscription Price a number of shares of Common Stock equal to one Right for every 1.2825 shares of Common Stock held by each Holder on the Record Date (the "Basic Subscription Privilege"); and

     (b) With respect to Holders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Holders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that such Holder has exercised all Basic Subscription Privilege Rights issued to him or her (the "Oversubscription Privilege").


                    ARTICLE 4:  FRACTIONAL RIGHTS AND SHARES

     4.1 The Company shall not issue fractions of Rights nor shall the Agent distribute Subscription Certificates which evidence fractional Rights. The number of Rights issued to each Holder will be rounded down to the nearest whole number. All questions as to the validity and eligibility of any rounding of fractional Rights shall be determined by the Company in its sole discretion, and its determination shall be final and binding. The aggregate of all fractional Rights not distributed to Holders that represent Rights to purchase while shares of Common Stock shall be distributed to U-C Holdings for exercise pursuant to the Standby Purchase Commitment.

     4.2 The Company shall not issue fractional shares of Common Stock to exercising Holders upon exercise of Rights.


            ARTICLE 5:  FORM AND EXECUTION OF SUBSCRIPTION DOCUMENTS

     5.1 Each Subscription Certificate shall evidence the Rights of the Holder therein named to purchase Common Stock upon the terms and conditions set forth in the Subscription Documents.

     5.2 Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company stockholders as of the Record Date to be prepared by the Agent in its capacity as transfer agent of the Company, prepare and record Subscription Certificates in the names of the Holders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of one Right for each 1.2825 shares of Common Stock recorded on the books in the name of each such Holder. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificate, together with a copy of the Prospectus, instruction letter, instructions for use of the Substitute Form W-9, a Substitute Form W-9 and any other document as the Company deems necessary or appropriate (collectively the "Subscription Documents"), to all Holders with record addresses in the United States (including its territories and possessions and the District of Columbia). No Subscription Documents shall be valid for any purpose unless so executed. Delivery shall be by first class mail (without registration or insurance).

     5.3 Subscription Documents will not be mailed to Holders having a registered address outside the United States, or to those Holders having APO or FPO addresses. The Rights to which such Subscription Certificates relate will be held by the Agent for such Holders' accounts until instructions are received to exercise the Rights.

        ARTICLE 6:  EXERCISE OF RIGHTS; EXERCISE PRICE; EXPIRATION DATE

     6.1 Each Holder may exercise some or all of the Rights evidenced by the Subscription Certificate (but not in amounts of less than one Right or an integral multiple thereof) by delivering to the Agent, on or prior to 5:00 p.m., New York City time, on ______, 1998 (the "Expiration Date"), properly completed and executed Subscription Documents evidencing such Rights (with signatures guaranteed, if necessary, by a commercial bank or trust company having an office or correspondent in the United States or a member firm of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (each, an "Eligible Institution")), together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege, the Oversubscription Privilege and the Standby Purchase Commitment, as the case may be.

     6.2 In the case of Holders of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such Holder to the DTC account of the Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Exercises of the Oversubscription Privilege may be effected by properly executing and delivering to the Agent a DTC Participant Oversubscription Exercise Form (a form of which is included in the Subscription Documents), together with payment of the appropriate Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Alternatively, a Holder may exercise the Rights evidenced by the Subscription Certificate by effecting compliance with the procedures for guaranteed delivery set forth in Section 6.3 below.

     6.3 If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Certificate evidencing such Rights to reach the Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

     (a) such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth in Section 6.5 hereof) by the Agent on or prior to the Expiration Date;

     (b) the Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Subscription Documents, from an Eligible Institution, stating the name of the exercising Holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Agent of the Subscription Certificate evidencing such Rights at or prior to 5:00 p.m., New York City time, on the date three Nasdaq Stock Market ("Nasdaq") trading days following the date of the Notice of Guaranteed Delivery; and

     (c) the properly completed Subscription Certificate(s) evidencing the Rights being exercised, with any required signatures guaranteed, are received by the Agent, or such Rights are transferred into the DTC account of the Agent, at or prior to 5:00 p.m., New York City time, on the date three Nasdaq trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Agent by telegram or facsimile transmission (facsimile (718) 234-5001).

     6.4 The Rights shall expire at 5:00 p.m., New York City time, on the Expiration Date.

     6.5 If an exercising Holder has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such Holder to the Agent is not sufficient to purchase the number of shares subscribed for, the Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the Subscription Price delivered to the Agent and, to the extent that the Subscription Price payment delivered by such Holder exceeds the Subscription Price multiplied by the maximum number of whole Rights which may be exercised (such excess being the "Subscription Excess"), the Holder will have been deemed to exercise its Oversubscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, up to the maximum number of shares purchasable by such Holder. The Agent, as soon as practicable after the exercise of the Rights, shall mail to such Holders any portion of the Subscription Excess not applied to the purchase of Common Stock pursuant to the Oversubscription Privilege, without interest or deduction.

     6.6 The Agent shall pay to credit to the account of or otherwise transfer to the Company all funds received by the Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Basic Subscription Privilege, as soon as practicable following the Expiration Date.

     6.7 Funds received by the Agent in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege shall be held in a segregated account pending issuance of such Excess Shares.

     6.8 Upon receipt by the Agent of a notice of satisfaction or waiver of the conditions to the Standby Purchase Commitment from the Company substantially in the form of Exhibit A hereto on or before the Expiration Date, the Agent shall
            ---------
and is hereby directed to withdraw from the segregated bank account in which the proceeds of the Rights Offering have been held by Agent (the "Bank Account") and pay to, credit to the account of or otherwise transfer to the Company all such Funds on _________, 1998 (the "Closing Date"). Upon receipt by the Agent of a notice of failure to satisfy or waive the conditions to the Standby Purchase Commitment from the Company substantially in the form of Exhibit B hereto on or
                                                         ---------
before the Expiration Date, the Agent shall and is hereby directed to withdraw from the Bank Account and return to exercising Holders all such Funds as promptly as practicable following the Expiration Date.

     6.9 The Agent is authorized to accept only Subscription Certificates (other than Subscription Certificates delivered in accordance with the procedure for guaranteed delivery set forth in Section 6.3, or transfers of Rights to its account at DTC), received prior to 5:00 p.m., New York City time, on the Expiration Date.

     6.10 Once a Holder has exercised a Right, such exercise may not be revoked.

     6.11 Unless a Subscription Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the Holder or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

                     ARTICLE 7:  VALIDITY OF SUBSCRIPTIONS

     7.1 Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company (or the Company's Administrator) and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.


                          ARTICLE 8:  OVERSUBSCRIPTION

     8.1 To the extent Holders do not exercise all of the Rights issued to them pursuant to the Basic Subscription Privilege, any Underlying Shares represented by such Rights will be offered by means of the Oversubscription Privilege to the Holders (other than U-C Holdings) who have exercised all of the Rights issued to them pursuant to the Basic Subscription Privilege and who wish to acquire more than the number of Shares to which they are entitled. Only Holders who exercise all the Rights issued to them pursuant to the Basic Subscription Privilege may indicate, on the Subscription Certificate, which they submit with respect to the exercise of the Rights issued to them, how many Shares they desire to purchase pursuant to the Oversubscription Privilege. If sufficient Shares remain after completion of the Basic Subscription Privilege, all oversubscription requests will be honored in full. If sufficient Shares are not available to honor all oversubscription requests, the available shares will be allocated pro rata (subject to elimination of fractional shares) among Holders who exercise the Oversubscription Privilege in proportion to the number of shares each Holder purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of shares as such Holder subscribed for and the remaining shares will be allocated among all other Holders exercising the Oversubscription Privilege.


                   ARTICLE 9:  Delivery of Stock Certificates

     Stock certificates for all Shares acquired in the Basic Subscription Privilege will be mailed promptly after the Expiration Date and full payment for the subscribed Shares has been received and cleared. Certificates representing Shares acquired pursuant to the Oversubscription Privilege will be mailed as soon as practicable after full payment has been received and cleared and all allocations have been effected. Holders whose shares of Common Stock are held of record by any other depository or nominee on their behalf or their broker-dealers' behalf will have any Shares acquired pursuant to the Basic Subscription Privilege credited to the account of such other depository or nominee. Shares acquired pursuant to the Oversubscription Privilege will be certificated and stock certificates representing such Shares will be sent directly to such other depository or nominee.


                              ARTICLE 10:  REPORTS

     10.1 The Agent shall notify both the Company and its designated representatives by telephone as requested during the period commencing with the mailing of Subscription Documents and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 6.3 the period ending three Nasdaq trading days after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day of such request, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, if any, and the number of such Rights for which payment has been received, (iii) the number of Rights subject to guaranteed delivery pursuant to Section 6.3 on such day, (iv) the number of Rights for which defective exercises have been received on such day and (v) cumulative totals derived from the information set forth in clauses
(i) through (iv) above. At or before 5:00 p.m., New York City time, on the first Nasdaq trading day following the Expiration Date, the Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (iv) above. The Agent shall also maintain and update a listing of Holders who have fully or partially exercised their Rights and Holders who have not exercised their Rights. The Agent shall provide the Company or its designated representatives with the information compiled pursuant to this Article 10 as any of them shall request. The Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Article 10 shall be accurate in all material respects.


                        ARTICLE 11:  LOSS OR MUTILATION

     11.1 Upon receipt by the Company and the Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, which may be in the form of an open penalty bond, and reimbursement to the Company and the Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Certificate if mutilated, the Company will make and deliver a new Subscription Certificate of like tenor to the Agent for delivery to the registered owner in lieu of the Subscription Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Agent an indemnity bond must be sufficient in the judgment of both to protect the Company, the Agent or any agent thereof from any loss which any of them may suffer if a Subscription Certificate is replaced.

                     ARTICLE 12:  COMPENSATION FOR SERVICES

     12.1 The Company agrees to pay to the Agent a fee in the amount of Ten Thousand and No/100 Dollars ($10,000) as compensation for its services in acting as Agent.


                 ARTICLE 13:  INSTRUCTIONS AND INDEMNIFICATION

     13.1 The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any written instructions or directions furnished to it by an executive officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an executive officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Company also agrees to indemnify and hold the Agent harmless against any losses, claims, actions, damages, liabilities, costs or expenses (including reasonable fees and disbursements of legal counsel) (collectively, "Claims") that the Agent may incur or become subject to, arising from or out of any claim or liability resulting from actions taken as Agent pursuant to this Agreement; provided, however, that such covenant and agreement does not extend to, and the Agent shall not be indemnified or held harmless with respect to, such Claims incurred or suffered by the Agent as a result, or arising out, of the Agent's negligence, misconduct, bad faith or breach of this Agreement. In connection therewith: (i) in no case shall the Company be liable with respect to any Claim against the Agent unless the Agent shall have notified the Company in writing, of the assertion of a Claim against it, promptly after the Agent shall have notice of a Claim or shall have been served with the summons or other legal process giving information as to the nature and basis of the Claim; provided, however, that the failure of the Agent to notify the Company in the above manner will absolve the Company of liability only when such failure will result or has resulted in prejudice to the Company with respect to such Claim; (ii) the Company shall be entitled to control the defense of any suit brought to enforce any such Claim; and (iii) the Agent agrees not to settle or compromise any Claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company. In no event shall the Company be liable for the fees and expenses of any additional counsel that the Agent may retain.

     (c) The Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Certificate, or written power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.


              ARTICLE 14:  FUTURE INSTRUCTIONS AND INTERPRETATION

     14.1 All questions as to the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company whose determinations shall be final and binding. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Documents or incur any liability for failure to give such notification.

     14.2 The Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from an authorized officer of the Company, and to apply to such officers for written advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with written instructions of any such officer.


                         ARTICLE 15:  PAYMENT OF TAXES

     15.1 The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Subscription Certificate or of the Underlying Shares; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or shares or a constructive dividend with respect to the Rights or shares, and provided further, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered Holder of such Subscription Certificate evidencing the Rights exercised, and the Agent shall not issue any such certificate until such tax or governmental charge, if required, shall have been paid.


     ARTICLE 16:  CANCELLATION AND DESTRUCTION OF SUBSCRIPTION CERTIFICATES

     16.1 All Subscription Certificates surrendered for the purpose of exercise, exchange, or substitution shall be canceled by the Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Company shall deliver to the Agent for cancellation and retirement, and the Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Agent shall deliver all canceled Subscription Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

                ARTICLE 17:  CHANGES IN SUBSCRIPTION CERTIFICATE

     The Agent may, without the consent or concurrence of the Holders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Holders.


                     ARTICLE 18:  ASSIGNMENT AND DELEGATION

     18.1 Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

     18.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.


            ARTICLE 19:  NOTICES TO THE COMPANY, HOLDERS AND AGENT.

     19.1 All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid certified first-class mail (return receipt requested), or telecopier (with written confirmation of receipt):


     (a) if to the Company, to:
               College Television Network, Inc.
               5784 Lake Forrest Drive, Suite 275
               Atlanta, Georgia  30328
               Attention: Patrick G. Doran, Chief Financial Officer CALL TOLL FREE AT: (800) 256-1636

     (b) if to the Agent, to:
               American Stock Transfer & Trust Company
               40 Wall Street, 46th Floor
               New York, New York  10005
               Attention:  _________________________
               Telecopier:  (718) 921-8334

     (c) if to a Holder, at the address shown on the registry books of the Company.

     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when by certified mail, two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; and when receipt is acknowledged, if telecopied.


                     ARTICLE 20:  MISCELLANEOUS PROVISIONS

     20.1  Governing Law.  The validity, interpretation and performance of this
           -------------
Agreement shall be governed by the law of the State of Georgia, without regard to its principles of conflicts of law.

     20.2  Severability.  The parties hereto agree that if any of the provisions
           ------------
contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

     20.3  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     20.4  Captions.  The captions and descriptive headings herein are for the
           --------
convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

     20.5  Facsimile Signatures.  Any facsimile signature of any party hereto
           --------------------
shall constitute a legal, valid and binding execution hereof by such party.

     20.6  Further Actions.  Each party agrees to perform such further acts and
           ---------------
execute such further documents as are necessary to effect the purposes of this Agreement.

     20.7  Additional Provisions.  Except as specifically modified by this
           ---------------------
Agreement, the Agent's rights and responsibilities set forth in the Agreement for Stock Transfer Agent Services between the Company and the Agent are hereby ratified and confirmed and continue in effect.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, as of the day and year first above written.


                                 COLLEGE TELEVISION NETWORK, INC.

                                 By: ___________________________________

                                 Name: _________________________________

                                 Title: ________________________________



                                 AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 By: ___________________________________

                                 Name: _________________________________

                                 Title: ________________________________

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